Exhibit 8.0




                               FORM OF TAX OPINION


                              _______________, 2000




F&M National Corporation                       The State Bank of the Alleghenies
9 Court Square                                 116 West Riverside Avenue
Post Office Box 2800                           P.O. Box 860
Winchester, Virginia 22604                     Covington, Virginia 24426

                   Opinion With Respect to Certain Tax Matters
                     Relating to the Share Exchange Between
         F&M National Corporation and The State Bank of the Alleghenies
         --------------------------------------------------------------

Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed reorganization and share exchange to be effected among F&M National Corporation, a Virginia corporation ("F&M"), The State Bank of the Alleghenies, a Virginia chartered banking corporation ("State Bank"), and the holders of State Bank's issued and outstanding shares of common stock pursuant to an Agreement and Plan of Reorganization, dated as of October 5, 1999 and a related Plan of Share Exchange (collectively, the "Agreement") by and between F&M and State Bank.

                         The Reorganization Transaction
                         ------------------------------

         Pursuant to the Agreement and subject to various regulatory approvals, State Bank will become a wholly-owned subsidiary of F&M under the name "F&M Bank-Highlands" in accordance with the provisions of, and with the effect provided in, Title 13.1 of the Code of Virginia (the "Share Exchange"). As a result of the Share Exchange, F&M will become the parent holding company of State Bank, and State Bank will continue to conduct its business in substantially the same manner as prior to the Share Exchange.

         At the effective date of the Share Exchange, each outstanding share of common stock of State Bank ("State Bank Common Stock") will be exchanged for and converted into that number of shares of common stock of F&M ("F&M Common Stock") having an aggregate market value

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F&M National Corporation
The State Bank of the Alleghenies
______________, 2000
Page 2


equal to $18.00, provided, that in no event shall F&M issue more than 0.651 shares or less than 0.554 shares for each such share of State Bank, plus cash in lieu of issuing fractional shares of F&M Common Stock.

                                   Examination
                                   -----------

         In connection with the preparation of this opinion, we have examined such documents concerning the Share Exchange as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

         As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below. In particular, we have assumed that there is no plan or intention on the part of the shareholders of State Bank to sell or otherwise dispose of the F&M Common Stock received by them in the Share Exchange which would have the effect set forth in paragraph C of the "Additional Representations" below.

                           Additional Representations
                           --------------------------

         In connection with the proposed Share Exchange, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

         A. The Share Exchange will be consummated in compliance with the Agreement.

         B. The fair market value of F&M Common Stock received by State Bank shareholders will be approximately equal to the fair market value of State Bank Common Stock to be surrendered in exchange therefor.

         C. To the best knowledge of the management of State Bank, there is no plan or intention on the part of State Bank's shareholders to sell or otherwise dispose of F&M Common Stock received by them in the Share Exchange that will reduce their holdings of F&M Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the State Bank Common Stock held by State Bank shareholders on the effective date of the Share Exchange. For purposes of this representation, shares of State Bank Common Stock exchanged for cash in lieu of fractional shares of F&M Common Stock will be treated as outstanding shares of State Bank Common Stock on the effective date of the Share Exchange. In addition, shares of State Bank Common Stock and shares of F&M Common Stock

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F&M National Corporation
The State Bank of the Alleghenies

___________, 2000
Page 3


held by State Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Share Exchange will be considered in making this representation.

         D. F&M and State Bank have no plans or intentions to redeem or reacquire any of F&M Common Stock issued in the Share Exchange.

         E. There is no plan or intention to sell or otherwise dispose of any of the assets of State Bank, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, State Bank has no plan or intention to issue additional shares of its capital stock that would result in F&M's ceasing to own 80 percent of the voting power of all State Bank voting stock and 80 percent of each class of any State Bank nonvoting stock, and F&M has no plan to liquidate State Bank, to merge State Bank into another corporation, or to sell or otherwise dispose of any of the State Bank stock acquired in the Share Exchange.

         F. Each party to the Share Exchange, including each State Bank shareholder, will pay its own expenses, if any, incurred in connection with the Share Exchange.

         G. Following the Share Exchange, F&M will continue the historic business of State Bank or use a significant portion of its historic business assets in its business.

         H. No property will be transferred and no liabilities will be assumed in the Share Exchange.

         I. There is no intercorporate indebtedness existing between or among F&M and State Bank that was issued, acquired or will be settled at a discount, and in acquiring the State Bank Common Stock, F&M will not assume any liability or take the State Bank Common Stock subject to any liability.

         J. F&M will acquire State Bank Common Stock solely in exchange for F&M voting stock. For purposes of this representation, State Bank Common Stock redeemed for cash or other property furnished by F&M will be considered as acquired by F&M. Further, no liabilities of State Bank or State Bank shareholders will be assumed by F&M nor will any of the State Bank Common Stock be subject to any liabilities.

         K. F&M and State Bank did not separately bargain for the cash to be paid by F&M to State Bank shareholders in lieu of issuing fractional shares of F&M Common Stock to State Bank shareholders. The payment of cash in lieu of a fractional share of F&M Common Stock is solely for the purpose of avoiding the expense and inconvenience to F&M of issuing fractional shares
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F&M National Corporation
The State Bank of the Alleghenies
______________, 2000
Page 4


and does not represent separately bargained-for consideration. The cash in lieu of issuing fractional shares represents a mechanical rounding-off of the fractions in the exchange.

         L. No dividends or other distributions will be made with respect to any State Bank Common Stock immediately before the Share Exchange, except for regular, normal distributions.

         M. None of the shares of F&M Common Stock, cash in lieu of fractional shares or other property received by any shareholder-employee of State Bank in exchange for State Bank Common Stock pursuant to the Share Exchange constitutes or is intended as compensation for services rendered, or is considered separate consideration for, or allocable to, any employment agreement, warrant, stock option or other relationship. None of the compensation to be received by any shareholder-employee of State Bank, or warrants or options to acquire F&M Common Stock which are exchanged for warrants or options to acquire State Bank Common Stock in connection with the Share Exchange, will be separate consideration for, or allocable to, any of such shareholder-employee's State Bank Common Stock. In addition, any compensation paid to any shareholder-employee of State Bank, including any shares of F&M Common Stock or options or warrants to purchase F&M Common Stock received by such shareholder-employee in exchange for and in cancellation of any option or warrant to purchase shares of State Bank Common Stock existing as of the effective date of the Share Exchange, will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         N. No two parties to the Share Exchange are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code, and for each of F&M and State Bank, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.

         O. On the date of the Share Exchange, the fair market value of the assets of State Bank will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

         P. State Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         Q. Cash paid to State Bank shareholders in lieu of issuing fractional shares of F&M Common Stock will be paid solely for the purpose of saving the expense and administrative inconvenience of issuing fractional shares, will not be separately bargained for consideration

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F&M National Corporation
The State Bank of the Alleghenies
______________, 2000
Page 5


and will represent only a mechanical rounding off of the number of shares of F&M Common Stock to be issued to State Bank shareholders

         R. Cash paid to State Bank shareholders in lieu of issuing fractional shares of F&M Common Stock will be paid solely for the purpose of saving the expense and administrative inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent only a mechanical rounding off of the number of shares of F&M Common Stock to be issued to State Bank shareholders.

         S. Any cash payments to State Bank shareholders who elect to dissent from the Share Exchange pursuant to Article 15 of the Virginia Stock Corporation Act shall be paid by State Bank or funded from its assets and shall not be attributable directly or indirectly to F&M.

         T. Upon the consummation of the Share Exchange, State Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any State Bank stock.

         U. F&M does not own directly or indirectly, nor has it directly or indirectly owned during the past 5 years, any State Bank stock.

                                     Opinion
                                     -------

         Based upon the foregoing, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

         1. The Share Exchange will constitute and qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code, provided that (a) all cash payments to dissenting State Bank shareholders are made by State Bank or from its own funds or assets, and are not directly or indirectly attributable to the funds or assets of F&M (see Revenue Ruling 68-285, 1968-1 C.B. 147), and (b) that any cash payments to State Bank shareholders in lieu of issuing fractional shares of F&M Common Stock do not represent separately bargained-for consideration, but, rather, constitute a mechanical rounding off of the fractions in the exchange (as described in Revenue Ruling 66-365, 1966-2 C.B.
116). Each of the following opinions below assume that the foregoing provisos of this opinion 1 are satisfied.

         2. No gain, other income or loss will be recognized by F&M (pursuant to Section 1032 of the Code) or State Bank as a result of the Share Exchange.
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F&M National Corporation
The State Bank of the Alleghenies
______________, 2000
Page 6


         3. Shareholders of State Bank who receive solely F&M Common Stock in exchange for their shares of State Bank Common Stock will recognize no gain or loss as a result of the Share Exchange, as provided in Section 354(a)(1) of the Code.

         4. A State Bank shareholder who receives cash in lieu of a fractional share of F&M Common Stock will be treated as if the fractional share of F&M Common Stock had been issued and then redeemed by F&M. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of
Section 302(b)(1) of the Code, then the State Bank shareholder shall be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302(a) of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the State Bank shareholder shall be treated as receiving a dividend distribution under
Section 301(c)(1) of the Code, as provided in Section 302(d) of the Code. See
Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 109 S. Ct. 1455 (1989).

         5. A State Bank shareholder-employee who receives shares of F&M Common Stock in exchange for and in cancellation of an outstanding option to acquire State Bank Common Stock will recognize ordinary income in amount equal to the fair market value of F&M Common Stock so received, subject to the provisions and limitations of Section 83 of the Code, and State Bank will be entitled to a deduction in the year such income is recognized, subject to the provisions of
Section 280 G of the Code.

         6. A dissenting State Bank shareholder who receives solely cash in exchange for his State Bank Common Stock will be treated as receiving a distribution in redemption of his State Bank Common Stock, subject to the provisions and limitations of Section 302(a) of the Code. Where, as a result of such distribution, a State Bank shareholder no longer holds any shares of F&M Common Stock directly and, furthermore, is not deemed to own any such shares pursuant to the constructive ownership rules under Section 318 of the Code, the distribution will be treated as a complete termination of such shareholder's interest within the meaning of Section 302(b)(3) of the Code and will be treated as a distribution in full payment in exchange for the shareholder's shares pursuant to Section 302(a) of the Code.

         7. The tax basis of F&M Common Stock received by State Bank shareholders who exchange their State Bank Common Stock solely for F&M Common Stock will be the same as the tax basis of State Bank Common Stock surrendered in exchange therefor, as provided in Section 358(a)(1) of the Code.

         8. The holding period of F&M Common Stock received by State Bank shareholders will include the period during which State Bank Common Stock surrendered in exchange therefor was held

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F&M National Corporation
The State Bank of the Alleghenies
______________, 2000
Page 7


by such State Bank shareholders, provided the State Bank Common Stock was held as a capital asset on the date of the exchange, as provided in Section 1223(i) of the Code.

         This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.

         This opinion is made in connection with the Share Exchange and is solely for the benefit of F&M, State Bank and State Bank's shareholders. It may not be relied upon in any other manner or by any other person.

                                                      Sincerely,


                                                      LECLAIR RYAN
                                                      A Professional Corporation